Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in these Registration Statements on Form S-8 (333-214702), of Provident Bancorp, Inc. of our report dated March 13, 2017, with respect to the consolidated financial statements of Provident Bancorp, Inc., which appears in this Annual Report on Form 10-K.
/s/ Whittlesey & Hadley, P.C.
Hartford, Connecticut March 16, 2017